Exhibit 99.1

AURINIA PHARMACEUTICALS REPORTS SECOND QUARTER AND SIX MONTHS 2023 FINANCIAL AND OPERATIONAL RESULTS

Net revenue increased to $41.5 million for second quarter of 2023; 47% over the prior year second quarter

Increases 2023 revenue guidance range to $150 - $160 million from net product sales of LUPKYNIS® (voclosporin)

Conference call to be hosted today at 8:30 a.m. ET

EDMONTON, Alberta – August 3, 2023 - Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH) (Aurinia or the Company) today issued its financial results for the three and six months ended June 30, 2023. Amounts are expressed in U.S. dollars.

Total net revenue was $41.5 million for the three months ended June 30, 2023, compared to $28.2 million in the prior year three months ended June 30, 2022, representing growth of approximately 47% year over year. Year to date net revenue increased to $75.9 million for the six months ended June 30, 2023 compared to $49.8 million for the same time period for 2022, representing growth of approximately 52% period over period.

“We are extremely pleased with our results in the second quarter of 2023. Building on three successful quarters in a row, this represents our most successful quarter to date from a net revenue perspective,” said Peter Greenleaf, President, and Chief Executive Officer of Aurinia. “Strong commercial execution continues as we see further utilization of LUPKYNIS® (voclosporin) across the lupus nephritis marketplace. Moreover, we are excited by the depth of usage in nephrology and the continued expansion into rheumatology. Our marketing and selling efforts continue to produce patient start forms (PSFs), patients on therapy (POT), wallets shipped, and net product revenue at or near all-time highs.”

For the fiscal year 2023, the Company is increasing its net product revenue guidance to a range of $150 - $160 million for net product sales of LUPKYNIS. The guidance range is based on assumptions regarding PSF run rates, consistent conversion rates, time to convert, persistency, and pricing.

Second Quarter 2023 and Recent Highlights

•Arthritis & Rheumatology published full results of AURORA 2, a Phase 3, double-blind, placebo-controlled extension study out to 3 years, demonstrating that kidney preservation, sustained renal response, and reductions in steroid use were achieved with LUPKYNIS with mycophenolate mofetil (MMF) and low-dose steroids, compared to MMF and low-dose steroids alone.
•A post-hoc, pooled analysis of the Phase 2 AURA-LV and Phase 3 AURORA 1 studies presented at the annual meetings of the European League Against Rheumatism (EULAR) and the European Renal Association (ERA) found that LUPKYNIS with MMF and low-dose steroids resulted in significantly higher renal response rates and earlier and greater reductions in proteinuria in LN patients with high proteinuria, compared to MMF and low-dose steroids alone.
•Refined method of use patent (‘991) was issued by the U.S. Patent and Trademark Office and Orange Book listed.
•Received reimbursement recommendation from National Institute for Health and Care Excellence (NICE) in the United Kingdom, Swissmedic marketing authorization in Switzerland and most recently reimbursement approval in Italy.
•Initiated strategic review of the company in association with J.P. Morgan Securities LLC as our financial advisor.

LUPKYNIS Product Performance Highlights
•There were approximately 1,911 patients on LUPKYNIS therapy at June 30, 2023, compared with 1,274 at June 30, 2022, representing an increase of approximately 50% year over year.
•Aurinia added 451 patient start forms (PSFs) during the three months ended June 30, 2023, compared to 409 during the three months ended June 30, 2022, representing an increase of approximately 10% over the previous period last year.
•As of July 31, 2023, the Company recorded approximately 1,017 PSFs since January 1, 2023.
•Conversion rates remain consistent with more than 89% of PSFs converted to patients on therapy.
•Time to convert has improved to an all-time high with the large majority (65%) of patients on therapy by 20 days.
•As of June 30, 2023, 12 month persistency improved to 54% from 51% at March 31, 2023.

Financial Results for the Three and Six Months Ended June 30, 2023
Total net revenue was $41.5 million and $28.2 million for the three months ended June 30, 2023 and June 30, 2022, respectively. Total net revenue was $75.9 million and $49.8 million for the six months ended June 30, 2023 and June 30, 2022, respectively. The increase is primarily due to an increase in net product revenue from our two main customers for LUPKYNIS driven predominantly by further penetration in the LN market.
Total cost of sales and operating expenses for the three months ended June 30, 2023 and June 30, 2022 were $57.7 million and $64.2 million, respectively. Total cost of sales and operating expenses for the six months ended June 30, 2023 and June 30, 2022 were $121.7 million and $123.7 million, respectively. Further breakdown of operating expense drivers and fluctuations are highlighted in the following paragraphs.
Cost of sales were $1.6 million for the three months ended June 30, 2023 and June 30, 2022. Cost of sales were $2.0 million and $1.9 million for the six months ended June 30, 2023 and June 30, 2022, respectively. Cost of sales for both periods ended June 30, 2023 and June 30, 2022 remained consistent due to an increase of revenues, offset by a write down of FDA process validation batches that occurred during the second quarter of 2022.
Gross margin for the three months ended June 30, 2023 and June 30, 2022 was approximately 96% and 94%, respectively. Gross margin for the six months ended June 30, 2023 and June 30, 2022 was approximately 97% and 96% respectively.
Selling, general and administrative (SG&A) expenses, inclusive of share-based compensation, were $47.1 million and $51.5 million for the three months ended June 30, 2023 and June 30, 2022, respectively. SG&A expenses, inclusive of share-based compensation, were $97.2 million and $96.7 million for the six months ended June 30, 2023 and June 30, 2022, respectively. The primary drivers for the decrease in SG&A expense for the three months ended June 30, 2023 compared to the same period ended June 30, 2022 was a decrease in professional fees and services, including legal fees incurred during the respective quarters, with respect to litigation matters that were taking place in the three months ended June 30, 2022. For the six months ended June 30, 2023 compared to the same period ended June 30, 2022, the increase was due to an increase in share-based compensation expense and marketing expenses offset by a decrease in professional fees and services which includes legal fees.
Non-cash SG&A share-based compensation expense included within SG&A expenses was $9.8 million and $8.9 million for the three months ended June 30, 2023 and June 30, 2022, respectively. Non-cash SG&A share-based compensation expense included within SG&A expenses, was $17.4 million and $14.9 million for the six months ended June 30, 2023 and June 30, 2022, respectively.

Research and development (R&D) expenses, inclusive of share-based compensation, were $12.7 million and $11.5 million for the three months ended June 30, 2023 and June 30, 2022, respectively. R&D expenses, inclusive of share-based compensation expense, were $25.8 million and $24.1 million for the six months ended June 30, 2023 and June 30, 2022, respectively. The primary drivers for the increase for the three and six months ended June 30, 2023 as compared to the same periods ended June 30, 2022, were an increase in salaries and related employee benefit costs, share-based compensation expense and clinical supply and distribution as the Company advances its AUR200 and AUR300 programs and fulfills the post approval FDA commitments related to LUPKYNIS. The increase was partially offset by a decrease in contract research organization costs related to the completion of the AURORA 2 continuation study and drug interaction study, which were substantially completed in 2022.

Non-cash R&D share-based compensation expense included with R&D expense was $2.1 million and $1.1 million for the three months ended June 30, 2023 and June 30, 2022, respectively. Non-cash R&D share-based compensation expense included with R&D expenses was $3.7 million and $2.0 million for the six months ended June 30, 2023 and June 30, 2022, respectively.

Other (income) expense, net was $(3.6) million and $(0.5) million for the three months ended June 30, 2023 and June 30, 2022, respectively. Other (income) expense, net was $(3.3) million and $1.0 million for the six months ended June 30, 2023 and June 30, 2022, respectively. The increase in other income is primarily related to change in fair value assumptions driven predominantly by rising interest rates related to our deferred compensation liability coupled with the foreign exchange gain related to our monoplant finance liability.
Interest expense was $0.1 million for the three and six months ended June 30, 2023 due to the commencement of the monoplant finance lease during the second quarter of 2023. We did not incur interest expense during 2022.

Interest income was $4.1 million and $0.5 million for the three months ended June 30, 2023 and June 30, 2022, respectively. Interest income was $7.9 million and $0.7 million for the six months ended June 30, 2023 and June 30, 2022, respectively. The increase between periods is due to higher yields on our investments as a result of increased interest rates.

For the three months ended June 30, 2023, Aurinia recorded a net loss of $11.5 million or $0.08 net loss per common share, as compared to a net loss of $35.5 million or $0.25 net loss per common share for the three months ended June 30, 2022. For the six months ended June 30, 2023, Aurinia recorded a net loss of $37.7 million or $0.26 net loss per common share, as compared to a net loss of $73.1 million or $0.52 net loss per common share for the six months ended June 30, 2022.

Financial Liquidity at June 30, 2023

As of June 30, 2023, Aurinia had cash, cash equivalents and restricted cash and short-term investments of $350.7 million compared to $389.4 million at December 31, 2022. The decrease is primarily related to the continued investment in commercialization activities and post approval commitments of our approved drug, LUPKYNIS, inventory purchases, advancement of our pipeline and the second capital expenditure payment for the monoplant, partially offset by an increase in cash receipts from sales of LUPKYNIS.

Aurinia believes that it has sufficient financial resources to fund its operations, which include funding commercial activities, such as FDA related post approval commitments, manufacturing and packaging of commercial drug supply, funding its supporting commercial infrastructure, advancing its R&D programs and funding its working capital obligations for at least the next few years.

This press release is intended to be read in conjunction with the Company’s unaudited condensed consolidated financial statements and Management's Discussion and Analysis for the quarter ended June 30, 2023 in the Company’s Quarterly Report on Form 10-Q and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, including risk factors disclosed therein, which will be accessible on Aurinia's website at www.auriniapharma.com, on SEDAR at www.sedarplus.ca or on EDGAR at www.sec.gov/edgar.

Conference Call Details
Aurinia will host a conference call and webcast to discuss the quarter ended June 30, 2023 financial results today, Thursday, August 3, 2023 at 8:30 a.m. ET. The audio webcast can be accessed under “News/Events” through the “Investors” section of the Aurinia corporate website at www.auriniapharma.com. In order to participate in the conference call, please dial +1 (888) 645-4404 (Toll-free U.S. & Canada). An audio webcast can be accessed under “News/Events” through the Investors section of the Aurinia corporate website at www.auriniapharma.com. A replay of the webcast will be available on Aurinia’s website.

About Lupus Nephritis

Lupus Nephritis is a serious manifestation of systemic lupus erythematosus (SLE), a chronic and complex autoimmune disease. About 200,000-300,000 people live with SLE in the U.S. and about one-third of these people are diagnosed with lupus nephritis at the time of their SLE diagnosis. About 50 percent of all people with SLE may develop lupus nephritis. If poorly controlled, lupus nephritis can lead to permanent and irreversible tissue damage within the kidney. Black and Asian people with SLE are four times more likely to develop lupus nephritis and Hispanic people are approximately twice as likely to develop the disease compared to White people with SLE. Black and Hispanic people with SLE also tend to develop lupus nephritis earlier and have poorer outcomes, compared to White people with SLE.

About Aurinia
Aurinia Pharmaceuticals is a fully integrated biopharmaceutical company focused on delivering therapies to treat targeted patient populations with a high unmet medical need that are impacted by autoimmune, kidney and rare diseases. In January 2021, the Company introduced LUPKYNIS® (voclosporin), the first FDA-approved oral therapy for the treatment of adult patients with active lupus nephritis (LN). The Company’s head office is in Edmonton, Alberta, its U.S. commercial hub is in Rockville, Maryland, and the Company focuses its development efforts globally.
Forward-Looking Statements

Certain statements made in this press release may constitute forward-looking information within the meaning of applicable Canadian securities law and forward-looking statements within the meaning of applicable United States securities law. These forward-looking statements or information include but are not limited to statements or information with respect to: Aurinia’s estimates as to annual net product revenue from sales of LUPKYNIS in the range of $150 - $160 million in 2023; Aurinia’s estimates as to the number of patients with SLE in the U.S. and the proportion of those persons who have developed LN at time of SLE diagnosis; Aurinia’s belief that it has sufficient financial resources to fund its operations for at least the next few years. It is possible that such results or conclusions may change. Words such as “anticipate”, “will”, “believe”, “estimate”, “expect”, “intend”, “target”, “plan”, “goals”, “objectives”, “may” and other similar words and expressions, identify forward-looking statements. We have made numerous assumptions about the forward-looking statements and information contained herein, including among other things, assumptions about: the accuracy of reported data from third party studies and reports; the number, and timing of receipt, of PSFs and their rate of conversion into patients on therapy; assumptions relating to pricing for LUPKYNIS and patient persistency on the product; that Aurinia’s intellectual property rights are valid and do not infringe the intellectual property rights of third parties; Aurinia’s assumptions relating to the capital required to fund operations; the assumption that Aurinia’s current good relationships with its suppliers, service providers and other third parties will be maintained; assumptions relating to the burn rate of Aurinia’s cash for operations; assumptions related to timing of interactions with regulatory bodies; and that Aurinia’s third party service providers will comply with their contractual obligations. Even though the management of Aurinia believes that the assumptions made, and the expectations represented by such statements or information are reasonable, there can be no assurance that the forward-looking information will prove to be accurate.

Forward-looking information by their nature are based on assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Aurinia to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements or information. Such risks, uncertainties and other factors include, among others, the following: Aurinia’s actual future financial and operational results may differ from its expectations; difficulties Aurinia may experience in completing the commercialization of voclosporin; the market for the LN business may not be as estimated; Aurinia may have to pay unanticipated expenses; Aurinia may not be able to obtain sufficient supply to meet commercial demand for voclosporin in a timely fashion; unknown impact and difficulties imposed by the widespread health concerns on Aurinia’s business operations including nonclinical, clinical, regulatory and commercial activities; the results from Aurinia’s clinical studies and from third party studies and reports may not be accurate; Aurinia’s third party service providers may not, or may not be able to, comply with their obligations under their agreements with Aurinia; regulatory bodies may not grant approvals on conditions acceptable to Aurinia and its business partners, or at all; there can be no assurance that the initiated strategic review will result in Aurinia pursuing a particular transaction or other strategic outcome in a timely manner, or at all; and Aurinia’s assets or business activities may be subject to disputes that may result in litigation or other legal claims. Although Aurinia has attempted to identify factors that would cause actual actions, events, or results to differ materially from those described in forward-looking statements and information, there may be other factors that cause actual results, performances, achievements, or events to not be as anticipated, estimated or intended. Also, many of the factors are beyond Aurinia’s control. There can be no assurance that forward-looking statements or information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, you should not place undue reliance on forward-looking statements or information. All forward-looking information contained in this press release is qualified by this cautionary statement. Additional information related to Aurinia, including a detailed list of the risks and uncertainties affecting Aurinia and its business, can be found in Aurinia’s most recent Annual Report on Form 10-K and its other public available filings available by accessing the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedarplus.ca or the U.S. Securities and Exchange Commission’s Electronic Document Gathering and Retrieval System (EDGAR) website at www.sec.gov/edgar, and on Aurinia’s website at www.auriniapharma.com.

Investor/Media Contact:
ir@auriniapharma.com

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

(unaudited)	June 30, 2023	December 31, 2022

ASSETS
Current assets
Cash, cash equivalents and restricted cash	$81,707	$94,172
Short-term investments	269,006	295,218
Accounts receivable, net	19,499	13,483
Inventories, net	33,155	24,752
Prepaid expenses	11,332	13,580
Other current assets	1,208	1,334
Total current assets	415,907	442,539

Non-current assets
Other non-current assets	1,518	13,339
Property and equipment, net	3,650	3,650
Acquired intellectual property and other intangible assets, net	5,683	6,425
Finance right-of-use asset, net	117,428	—
Operating right-of-use assets, net	4,714	4,907
Total assets	$548,900	$470,860

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	41,375	39,990
Deferred revenue	3,228	3,148
Other current liabilities	2,088	2,033
Finance lease liability	14,016	—
Operating lease liabilities	954	936
Total current liabilities	61,661	46,107

Non-current liabilities
Finance lease liability	79,422	—
Operating lease liabilities	6,814	7,152
Deferred compensation and other non-current liabilities	8,711	12,166
Total liabilities	156,608	65,425
SHAREHOLDER’S EQUITY
Common shares - no par value, unlimited shares authorized, 143,369 and 142,268 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	1,196,480	1,185,309
Additional paid-in capital	98,832	85,489
Accumulated other comprehensive loss	(1,020)	(1,061)
Accumulated deficit	(902,000)	(864,302)
Total shareholders' equity	392,292	405,435
Total liabilities and shareholders' equity	$548,900	$470,860

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
	(unaudited)
Revenue
Product revenue, net	$41,100	$28,148	$75,437	$49,640
License, royalty and collaboration revenue	394	43	466	176
Total revenue, net	41,494	28,191	75,903	49,816
Operating expenses
Cost of sales	1,563	1,599	1,984	1,855
Selling, general and administrative	47,081	51,532	97,205	96,729
Research and development	12,650	11,525	25,808	24,145
Other (income) expense, net	(3,630)	(476)	(3,340)	958
Total cost of sales and operating expenses	57,664	64,180	121,657	123,687
Loss from operations	(16,170)	(35,989)	(45,754)	(73,871)
Interest expense	(65)	—	(65)	—
Interest income	4,101	483	7,915	745
Net loss before income taxes	(12,134)	(35,506)	(37,904)	(73,126)
Income tax (benefit) expense	(642)	9	(206)	19
Net loss	$(11,492)	$(35,515)	$(37,698)	$(73,145)
Basic and diluted loss per share	$(0.08)	$(0.25)	$(0.26)	$(0.52)
Weighted-average common shares outstanding used in computation of basic and diluted loss per share	142,777	141,726	142,904	141,734